APOLLO GROUP, INC.
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
RECITALS
          A. The Corporation has implemented the Plan as an equity incentive program to encourage key employees and officers of the Corporation and the non-employee members of the Board to remain in the employ or service of the Corporation by providing them with an opportunity to acquire a proprietary interest in the success of the Corporation.
          B. Participant is to render valuable services to the Corporation (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Class A Common Stock to Participant under the Plan.
          C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
          1. Grant of Restricted Stock Units. The Corporation hereby awards to Participant, as of the Award Date, an award (the “Award”) of restricted stock units under the Plan. Each restricted stock unit represents the right to receive one share of Class A Common Stock on the vesting date of that unit. The number of shares of Class A Common Stock subject to the awarded restricted stock units, the applicable vesting schedule for the restricted stock units and the underlying shares, the dates on which those vested shares shall be issued to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.
AWARD SUMMARY

Participant

Award Date:	, 2007

Number of Shares

Subject to Award:	shares of Class A Common Stock (the “Shares”)

Vesting Schedule:	Participant shall vest in the Shares upon his or her continuation in service as a non-employee member of the Board through , 200 ____. However, the Shares will be subject to accelerated vesting in accordance with the provisions of Paragraph 5 of this Agreement. In no event shall any Shares vest after the date of Participant’s cessation of Board service.

          2. Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the restricted stock units subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may also direct the Corporation to issue any Shares which vest and become issuable hereunder to a revocable living trust established for the exclusive benefit of Participant or Participant and his or her spouse. Participant may make such a beneficiary designation or share directive at any time by filing the appropriate form with the Plan Administrator or its designee.
          3. Cessation of Service. Should Participant cease Board service for any reason prior to vesting in the Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units, and those Shares shall cease to be subject to this Award.
          4. Stockholder Rights and Dividend Equivalents
               (a) The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance.
               (b) Notwithstanding the foregoing, should any dividend or other distribution payable other than in shares of Class A Common Stock, whether regular or extraordinary, be declared and paid on the Corporation’s outstanding Class A Common Stock in one or more calendar years during which Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares had such Shares been issued and outstanding and entitled to that dividend or distribution. Should those Shares subsequently vest in accordance with the provisions of this Agreement, then the phantom dividend equivalents credited to the Participant’s book account with respect to those Shares shall be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) concurrently with the issuance of those vested Shares to which they relate.
          5. Change in Control. Should a Change in Control be effected at a time when unvested Shares remain subject to this Award, then Participant shall, immediately prior to the closing of that Change in Control transaction, vest in all those unvested Shares. The Shares so vested shall be issued immediately on the effective date of such Change in Control or as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such effective date, or shall otherwise be converted into the right to receive the same consideration per share of Class A Common Stock payable to the other holders of such Class A Common Stock in consummation of the Change in Control and distributed at the same time as such stockholder payments, but in no event shall such distribution to Participant be completed later than the later of (i) the end of the calendar year in which such Change in Control is effected or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the effective date of that Change in Control. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
          6. Adjustment in Shares. Should any change be made to the Class A Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Class A Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Class A Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive. However, in the event of a Change of Control, the adjustments (if any) shall be made in accordance with the applicable provisions of Section 13.8 of the Plan governing Change of Control transactions. Notwithstanding the above, the conversion of any convertible securities of the Corporation shall not be deemed to have been effected without the Corporation’s receipt of consideration.
          7. Issuance of Shares of Common Stock.
               (a) Except as otherwise provided in Paragraph 5, on the applicable date on which the Shares vest in accordance with the terms of this Agreement or as soon as administratively practicable following such vesting date, but in no event more than fifteen (15) business days after such vesting date, the Corporation shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the vested shares of Class A Common Stock and shall concurrently distribute to Participant any phantom dividend equivalents with respect to those vested Shares.
               (b) Except as otherwise provided in Paragraph 5, the settlement of all restricted stock units which vest under the Award shall be made solely in shares of Class A Common Stock.
          8. Compliance with Laws and Regulations. The issuance of shares of Class A Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

          9. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at his or her most recent address then on file with the Corporation. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
          10. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, his or her assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.
          11. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
          12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona without resort to that State’s conflict-of-laws rules.
          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

APOLLO GROUP, INC.

By:

Title:

PARTICIPANT

Signature:

APPENDIX A
DEFINITIONS
          The following definitions shall be in effect under the Agreement:
          A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.
          B. Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.
          C. Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
          D. Board shall mean the Corporation’s Board of Directors.
          E. Change in Control shall have the meaning assigned to such term in Section 3.1(e) of the Plan.
          F. Code shall mean the Internal Revenue Code of 1986, as amended.
          G. Class A Common Stock shall mean shares of the Corporation’s Class A common stock.
          H. Corporation shall mean Apollo Group, Inc., an Arizona corporation, and any successor corporation to Apollo Group, Inc. which shall by appropriate action adopt the Plan.
          I. Participant shall mean the person to whom the Award is made pursuant to the Agreement.
          J. Plan shall mean the Corporation’s 2000 Stock Incentive Plan, as amended or restated from time to time.
          K. Plan Administrator shall mean the Compensation Committee of the Board acting in its capacity as administrator of the Plan.